                                                                   EXHIBIT 10.15

                              [NITROMED LETTERHEAD]

                                                        Michael D. Loberg, Ph.D.
                                                        CHIEF EXECUTIVE OFFICER
                                                        mloberg@nitromed.com

                                 April 22, 1999

Mr. Joseph Grimm
174 Marlborough Street
Boston, Massachusetts 02116

Dear Joe:

The Management and Board of NitroMed have enjoyed meeting you and are enthusiastic to have you join our senior management team. As such, we would like to formally offer you the position of Senior Vice President, Business Development and Chief Financial Officer, reporting to me as Chief Executive Officer.

The terms of the offer are described below:

     Start Date:               April 19, 1999

     Base Salary:              $180,000 to be reviewed annually and adjusted by
                               the Board's Compensation Committee to reflect performance.

     Performance Bonus:        Beginning in 1999 an annual bonus based upon
                               performance and the achievement of milestones mutually agreed upon by you, me and the Board of Directors in an amount up to 22% of base salary in accordance with the NitroMed Incentive
                               Compensation Plan (copy attached).

     Stock: Options granted under the Company's Stock Option Plan of 100,000 shares of the Company's Common Stock. These options will vest in equal installments over a four year period, beginning on the first anniversary of your employment in accordance with the NitroMed Stock Option Plan (copy attached). The exercise price of these options will be the fair market value as set by the Board of Directors on the day the Board approves your option grant. The most recent price is $0.72 per share.

                               Restricted Stock in the amount of 25,000 shares of the Company's Common Stock. These shares will be sold to you at the fair market value as set by the Board of Directors, currently $0.72 per share. The restriction will be lifted when the NitroMed shares become publicly traded or upon a "change of control". Your departure from the Company prior to either of these events will cause the Restricted Stock to be repurchased by the Company at the then current fair market value. A "change of control" means a sale of all or substantially all of the assets of the Company, or a merger or consolidation of NitroMed which results in the voting securities of NitroMed outstanding immediately prior thereto ceasing to represent at least 50% of the combined voting power of the surviving entity.

     Severance:                Should your employment with the Company be
                               terminated by the Company for reasons other than cause, you will receive six months base salary as termination payment and your options vested as of the termination date will be exercisable for a 90 day period. If the termination by the Company is within one year subsequent to a change of control, then the termination payment will be extended to one year's salary and the vesting of all options will accelerate. Termination will include actual termination by the Company as well as constructive dismissal (defined to include a reduction in responsibility, a reduction in compensation benefits or a relocation outside a 50-mile radius from NitroMed's facility at the time of termination).

     Agreements:               As a condition of employment, you will be
                               required to sign the Company's invention, non-disclosure, and non-compete agreements.

We trust that these terms are satisfactory and look forward to having you work with us to reach our corporate goals, and in the process provide a high return to our shareholders and employees. Much work has been done to bring NitroMed to the point where its platform technology is now being tested in the clinic. Much is still to be done if efforts in R&D and Clinical Development are to truly flower. The NitroMed team welcomes with enthusiasm and optimism your participation in this exciting effort. Together we will manage the assets, negotiate the ventures and build value.

If the above employment offer is acceptable please sign below and return one copy to me for our files.

                                    Sincerely,


                                    /s/ Michael D. Loberg
                                    ---------------------
                                    Michael D. Loberg

Agreed and Accepted:


/s/ Joseph Grimm
--------------------
Joseph Grimm